Exhibit 99.1
CONTACT:	S. Leslie Jewett (714) 436-6540 ljewett@calfirstbancorp.com

CFNB REPORTS SECOND QUARTER 2003 EPS OF $.26

SANTA ANA, CALIFORNIA, January 23, 2003 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.9 million for the second quarter ended December 31, 2002, a 19% decrease from net earnings of $3.6 million for the second quarter of fiscal 2002. Diluted earnings per share for the second quarter also decreased 19% to $0.26 per share, compared to $0.32 per share for the second quarter of the prior year. For the six months ended December 31, 2002, net earnings decreased 10% to $5.9 million, compared to $6.6 million for the first six months of fiscal 2002. Earnings per share were $.52 for the first six months of fiscal 2003, down 10% from $.58 per share reported for the same period of fiscal 2002.

For the second quarter ended December 31, 2002, net direct finance and interest income increased 34% to $5.1 million, compared to $3.8 million for the second quarter of fiscal 2002. This improvement is primarily due to a significant decrease in the provision for lease losses, as the performance of the lease portfolio improved slightly over the period. Total direct finance and interest income increased 10% when compared to the prior year, reflecting higher direct finance income earned from a larger investment in capital leases. Other income decreased 31% to $3.9 million, compared to $5.6 million during the second quarter of fiscal 2002. The decrease reflects a significant decrease in the gain on sales of leased property and leases, which was offset by an increase in income from sales-type leases. As a result of the foregoing, gross profit of $9.0 million for the second quarter of fiscal 2003 decreased 5% from $9.5 million reported for the second quarter of the prior year.

For the six months ending December 31, 2002, net direct finance and interest income increased 37% to $9.8 million, compared to $7.2 million for the first six months of fiscal 2002. The increase reflects a significant decrease in the provision for lease losses, again reflecting the improved portfolio performance compared to the prior year. Total direct finance and interest income increased 5% as a result of higher direct finance income earned from a larger investment in capital leases. Other income decreased 27% to $8.0 million, compared to $10.9 million during the first half of fiscal 2002. This included a significant decrease in the gain on sale of leased property, offset by an increase in income from sales-type and operating leases. Gross profit of $17.8 million for the first six months of fiscal 2003 decreased 2% from $18.1 million reported for the same period of the prior year.

During the second quarter, CalFirst Bancorp's selling, general and administrative expenses ("S,G&A") expenses increased by 18% to $4.3 million, compared to $3.6 million during the second quarter of fiscal 2002. For the first six months, S,G&A expenses increased by 10% to $8.2 million compared to $7.4 million reported for the first six months of the prior year. The increase in S,G&A expenses for both periods is due to higher costs related to an expansion of the sales organization, which has almost doubled over the past nine months.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "CalFirst Bancorp's results for the second quarter and first six months reflect the impact of our investment in expanding our sales organization, the costs of which must be carried for six months to a year before we will begin to recognize the revenue and earnings from this expanded sales force. In line with our forecasted decrease in volume of leases reaching their end of term during fiscal 2003, the Company's income from sales of leased property was down significantly for the three and six month periods ended December 31, 2002, as compared to the same periods of fiscal 2002. The volume of leases reaching their end of term during fiscal 2003 will be substantially lower than last year, and accordingly, we continue to expect that the Company's income from lease renewals and sales of leased property during the third and fourth quarters of fiscal 2003 will be lower than the same periods of fiscal 2002. Aside from these factors, we have seen improvement in results from our new business efforts, as finance income from the lease portfolio has increased along with the growth in our portfolio. The volume of new leases booked during the first six months increased by 25% when compared to the first six months of last year. While our backlog of approved leases is down, the pace of new lease activity seems to be improving and the volume of pending transactions is solid. During the second quarter ended December 31, 2002, CalFirst Bank recorded its first quarterly profit, although it did incur a loss for the first six months of fiscal 2003."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2002 Annual Report on Form 10-K and the 2003 quarterly reports on Form 10Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2002	2001	2002	2001

Direct finance income	$ 4,946	$ 4,401	$ 9,524	$ 8,730
Interest income on investments	$ 301	$ 360	$ 617	$ 885
Total direct finance and interest income	$ 5,247	$ 4,761	$10,141	$ 9,615

Interest expense on deposits	$ 62	$ 17	$ 130	$ 23
Provision for credit losses	$ 38	$ 904	$ 218	$ 2,436
Net direct finance and interest income after provision for credit losses	$ 5,147	$ 3,840	$ 9,793	$ 7,156
Other income
Operating and sales-type lease income	$ 1,307	$ 601	$ 3,096	$ 2,339
Gain on sale of leases and leased property	$ 2,436	$ 4,920	$ 4,640	$ 7,756
Other income	$ 122	$ 116	$ 285	$ 848
Total other income	$ 3,865	$ 5,637	$ 8,021	$ 10,943

Gross Profit	$ 9,012	$ 9,477	$ 17,814	$ 18,099

Selling, general and administrative expenses	$ 4,304	$ 3,634	$ 8,165	$ 7,398

Earnings before income taxes	$ 4,708	$ 5,843	$ 9,649	$ 10,701

Income taxes	$ 1,813	$ 2,250	$ 3,715	$ 4,120

Net earnings	$ 2,895	$ 3,593	$ 5,934	$ 6,581

Basic earnings per share	$ 0.26	$ 0.32	$ 0.53	$ 0.59
Diluted earnings per share	$ 0.26	$ 0.32	$ 0.52	$ 0.58

Weighted average common shares outstanding	11,096	11,228	11,103	11,230
Diluted number of common shares outstanding	11,327	11,380	11,385	11,408

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2002	June 30, 2002
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 71,259	$ 88,393
Federal Reserve Bank Stock	560	583
Net receivables	11,597	15,961
Property for transactions in process	28,067	20,570
Net investment in capital leases	123,053	108,091
Other assets	1,489	2,289
Discounted lease rentals assigned to lenders	54,684	72,754
	$290,709	$308,641
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 870	$ 1,422
Income taxes payable, including deferred taxes	21,751	22,501
Deposits	7,554	8,969
Other liabilities	11,006	11,604
Nonrecourse debt	54,684	72,754
Total liabilities	95,865	117,250
Stockholders' Equity	194,844	191,391
	$290,709	$308,641